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February 27, 2013

Board of Directors, Eclipse Funds Inc. 51 Madison Avenue New York, NY 10010

Re:	Eclipse Funds Inc.

(File Nos. 033-36962 and 811-06175)

Ladies and Gentlemen:

We have acted as counsel for Eclipse Funds Inc. (the “Company”), a corporation organized and validly existing under the laws of the State of Maryland, in connection with the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Company of an indefinite number of shares of common stock of the Company’s Investor Class, Class A, Class C, and Class I, par value $0.01 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and Post-Effective Amendment No. 70 to the Registration Statement under the 1933 Act, and we are familiar with the Company’s Amended Articles of Incorporation and its Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Company’s Amended Articles of Incorporation, proposed to be sold pursuant to Post-Effective Amendment No. 70 to the Registration Statement, filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of Post-Effective Amendment No. 70 and the requirements of applicable federal and state law and delivered by the Company against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 70, will be legally and validly issued and will be fully paid and non-assessable by the Company.

The opinions expressed herein are limited to the laws of the State of Maryland and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

February 27, 2013 Page 2

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 70 to the Registration Statement, and to the use of our name in the Company’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 70 to the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP